Exhibit 99.1

Mercantile Bank Corporation Reports Strong Second Quarter 2021 Results

Solid core commercial loan growth, sustained strength in mortgage banking income, and ongoing sound asset quality metrics highlight quarter

GRAND RAPIDS, Mich., July 20, 2021 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $18.1 million, or $1.12 per diluted share, for the second quarter of 2021, compared with net income of $8.7 million, or $0.54 per diluted share, for the respective prior-year period. Net income during the first six months of 2021 totaled $32.3 million, or $2.00 per diluted share, compared to $19.4 million, or $1.19 per diluted share, during the first six months of 2020.

“We are very pleased to report another quarter of strong financial performance,” said Robert B. Kaminski, Jr., President and Chief Executive Officer of Mercantile. “The growth in core commercial loans during the first half of 2021 reflects our unwavering focus on meeting the traditional credit needs of our existing clients and developing new relationships, while at the same time assisting customers with Paycheck Protection Program lending activities.

“As evidenced by the continuing strength in mortgage banking income, our strategic initiatives designed to increase market share remained effective during the period. As Mercantile employees return to their physical locations in light of currently improving COVID-19 conditions, I would like to personally thank each of them for their exceptional efforts to assist our customers with their banking needs during these challenging times. The resiliency displayed by our team members and clients during the pandemic has been truly remarkable, and we look forward to continuing to build mutually beneficial relationships with existing and prospective customers.”

Second quarter highlights include:

●	Strong earnings and capital position
●	Robust mortgage banking income and growth in other key fee income categories
●	Loan loss reserve release, primarily reflecting improved economic and business conditions
●	Continued strength in asset quality metrics
●	Solid growth in core commercial loans and residential mortgage loans
●	Sustained strength in commercial loan and residential mortgage loan pipelines
●	Further growth in local deposits
●	Announced third quarter 2021 regular cash dividend of $0.30 per common share, an increase of 3.4 percent from the regular cash dividend paid during the second quarter of 2021

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $45.4 million during the second quarter of 2021, up $3.9 million, or 9.3 percent, from the prior-year second quarter. Net interest income during the second quarter of 2021 was $30.9 million, up from $30.6 million during the respective 2020 period due to the positive impact of earning asset growth, which more than offset a lower net interest margin. Noninterest income totaled $14.6 million during the second quarter of 2021, up $3.6 million from the second quarter of 2020, mainly due to increased interest rate swap income, a gain on the sale of a branch facility, and higher credit and debit card income. The net interest margin was 2.76 percent in the second quarter of 2021, compared to 3.17 percent in the prior-year second quarter. The decreased net interest margin resulted from the lower interest rate environment and a higher level of excess liquidity.

The yield on average earning assets declined from 3.85 percent during the second quarter of 2020 to 3.20 percent during the respective 2021 period mainly due to a change in earning asset mix and decreased yields on commercial loans and securities. The lower yield on commercial loans primarily stemmed from the origination of new loans and renewal of maturing loans in the decreased interest rate environment. The decreased yield on securities mainly reflected a lower level of accelerated discount accretion on called U.S. Government agency bonds and reduced yields on newly purchased bonds, attributed to the declining interest rate environment. Accelerated discount accretion totaled $0.9 million during the second quarter of 2020; no accelerated discount accretion was recorded during the second quarter of 2021.

A significant volume of excess on-balance sheet liquidity, which initially surfaced in the second quarter of 2020 as a result of the COVID-19 environment and has persisted during the remainder of 2020 and first six months of 2021, negatively impacted both the yield on average earning assets and the net interest margin by 35 basis points to 40 basis points during the second quarter and first six months of 2021. The excess funds, consisting primarily of low-yielding deposits with the Federal Reserve Bank of Chicago, are mainly a product of federal government stimulus programs, lower business and consumer investing and spending, and Paycheck Protection Program forgiveness activities.

The cost of funds decreased from 0.68 percent during the second quarter of 2020 to 0.44 percent during the current-year second quarter, primarily due to a change in funding mix, consisting of an increase in lower-costing non-time deposits as a percentage of total funding sources, and lower rates paid on local time deposits, reflecting the declining interest rate environment.

Mercantile recorded a negative provision expense of $3.1 million during the second quarter of 2021, compared to a provision expense of $7.6 million during the prior-year second quarter. The negative provision expense recorded during the current-year second quarter was mainly comprised of a reduced allocation associated with the economic and business conditions environmental factor, reflecting improvement in both current and forecasted economic conditions. The provision expense recorded during the second quarter of 2020 mainly consisted of an allocation related to a newly created COVID-19 pandemic environmental factor and an increased allocation related to the existing economic and business conditions environmental factor.

Noninterest income during the second quarter of 2021 was $14.6 million, compared to $11.0 million during the prior-year second quarter. Noninterest income during the current-year second quarter included a $1.1 million gain on the sale of a branch facility. Excluding the impact of this transaction, noninterest income increased $2.5 million, or nearly 23 percent, during the second quarter of 2021 compared to the respective 2020 period. The higher level of noninterest income mainly reflected fee income generated from an interest rate swap program that was introduced during the fourth quarter of 2020 and increased credit and debit card income. The interest rate swap program provides certain commercial borrowers with a longer-term fixed-rate option and assists Mercantile in managing associated longer-term interest rate risk. Growth in service charges on accounts and payroll service fees also contributed to the increased level of noninterest income. Mortgage banking income remained solid during the second quarter of 2021, slightly exceeding the amount recorded during the prior-year second quarter as an increase in purchase mortgage loans offset a decline in refinance mortgage loans.

Noninterest expense totaled $26.2 million during the second quarter of 2021, up $3.0 million, or 12.8 percent, from the second quarter of 2020. The higher level of expense primarily resulted from increased compensation costs, mainly reflecting a bonus accrual, increased health insurance costs, annual employee merit pay increases, and a lower level of deferred salary expense related to Paycheck Protection Program loan originations. No bonus accrual was recorded during the second quarter of 2020 due to COVID-19 and associated weakened economic environment. The increase in health insurance costs mainly reflected a higher level of claims, some of which resulted from the treatment of COVID-19 related medical conditions.

Mr. Kaminski commented, “Despite an expected reduction in refinance activity, we were able to record another quarter of strong mortgage banking income, in large part reflecting increased purchase activity and the ongoing success of strategic initiatives that were implemented to boost market share. In an effort to enhance mortgage loan production, we will continue to identify opportunities to add lending talent to the mortgage team and expand our market presence. Based on the current loan pipeline and application volume, along with our recent lender hires and entrance into new markets, we believe solid mortgage banking income can be realized in future periods.

“We remain committed to improving our noninterest income revenue streams and are very pleased with the success of the recently introduced interest rate swap program, along with the growth in other key fee income categories. Our desire to meet growth objectives in a cost-conscious manner remains a priority, and we will continue to regularly review our branch system and other expense categories to identify potential opportunities to conduct business more efficiently.”

Balance Sheet

As of June 30, 2021, total assets were $4.76 billion, up $320 million, or 7.2 percent, from December 31, 2020. Total loans increased $55.4 million during the first six months of 2021, primarily reflecting net growth in core commercial loans and residential mortgage loans of $135 million and $42.4 million, respectively, which more than offset a net reduction in Paycheck Protection Program loans of $120 million. As of June 30, 2021, unfunded commitments on commercial construction and development loans totaled approximately $167 million, which are expected to be largely funded over the next 12 to 18 months. Interest-earning deposits increased $120 million during the first six months of 2021, mainly reflecting ongoing local deposit growth, Paycheck Protection Program forgiveness activities and an increase in sweep accounts, which outpaced loan growth and an expanded securities portfolio.

Ray Reitsma, President of Mercantile Bank of Michigan, noted, “During the second quarter, we continued our efforts to grow the commercial loan portfolio by assessing and meeting the credit needs of our existing customers and fostering relationships with new clients. We remain focused on growing the portfolio in a prudent manner, with emphasis on proper underwriting and risk-based pricing. We are very pleased with the levels of net core commercial loan and residential mortgage loan growth during the quarter, along with the ongoing strength of our commercial loan and residential mortgage loan pipelines.”

Excluding the impact of Paycheck Protection Program loan originations, commercial and industrial loans and owner-occupied commercial real estate loans together represented approximately 55 percent of total commercial loans as of June 30, 2021, a level that has remained relatively consistent and in line with internal expectations.

Total deposits at June 30, 2021, were $3.67 billion, up $260 million, or 7.6 percent, from December 31, 2020. Local deposits were up $276 million during the first six months of 2021, while brokered deposits were down $16.0 million during the same time period. The growth in local deposits, which occurred despite typical and expected seasonal business deposit withdrawals used for bonus and tax payments, primarily reflected federal government stimulus payments and reduced business and consumer investing and spending, along with Paycheck Protection Program loan proceeds being deposited into customers’ accounts at the time the loans were originated and remaining on deposit as of June 30, 2021. Wholesale funds were $425 million, or approximately 10 percent of total funds, as of June 30, 2021, compared to $441 million, or approximately 11 percent of total funds, as of December 31, 2020.

Asset Quality

Nonperforming assets totaled $3.2 million, $4.1 million, and $3.4 million at June 30, 2021, December 31, 2020, and June 30, 2020, respectively, with each dollar amount representing 0.1 percent of total assets as of the respective dates. During the second quarter of 2021, loan charge-offs totaled $0.1 million, while recoveries of prior period loan charge-offs equaled $0.4 million, providing for net loan recoveries of $0.3 million, or an annualized 0.04 percent of average total loans.

Mr. Reitsma commented, “Our asset quality metrics have remained strong during the COVID-19 pandemic. The ongoing low levels of past due loans and nonperforming assets are a testament of our commitment to underwriting loans in a sound manner and the abilities of our commercial borrowers’ management teams to effectively guide their entities through pandemic-related challenges.”

Capital Position

Shareholders’ equity totaled $452 million as of June 30, 2021, an increase of $10.3 million from year-end 2020. Mercantile Bank of Michigan’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 13.0 percent as of June 30, 2021, compared to 13.5 percent at December 31, 2020. At June 30, 2021, Mercantile Bank of Michigan had approximately $110 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 16,007,185 total shares outstanding at June 30, 2021.

As part of $20.0 million common stock repurchase programs announced in May of 2019 and 2021, respectively, Mercantile repurchased approximately 229,000 shares for $7.3 million, or a weighted average all-in cost per share of $31.99, during the second quarter of 2021 and approximately 347,000 shares for $10.9 million, or a weighted average all-in cost per share of $31.28, during the first six months of 2021. The 2021 program replaced the 2019 program, which was nearing exhaustion.

Mr. Kaminski concluded, “Although the challenges associated with the COVID-19 pandemic appear to have diminished, we will closely monitor any new developments and adjust our response plan as deemed necessary. Our enduring strong operating performance and overall financial position have enabled us to continue the cash dividend program and provide shareholders with a cash return on their investment. We were pleased to announce earlier today that our Board of Directors declared an increased third quarter 2021 regular cash dividend. We are focused on remaining a steady high performer that provides consistent and profitable growth and believe we are well positioned to produce solid operating results during the last six months of 2021 and beyond.”

Investor Presentation

Mercantile has prepared presentation materials that management intends to use during its previously announced second quarter 2021 conference call on Tuesday, July 20, 2021, at 10:00 a.m. Eastern Time, and from time to time thereafter in presentations about the Company’s operations and performance. The Investor Presentation also contains information relating to Mercantile’s COVID-19 pandemic response plan. These materials have been furnished to the U.S. Securities and Exchange Commission concurrently with this press release, and are also available on Mercantile’s website at www.mercbank.com.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $4.7 billion and operates 43 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains statements or information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods. Any such statements are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; increasing rates of inflation and slower growth rates; demand for products and services; the degree of competition by traditional and nontraditional financial services companies; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; potential cyber-attacks, information security breaches and other criminal activities; litigation liabilities; governmental and regulatory policy changes; the outcomes of existing or future contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the method of determining Libor and the phase-out of Libor; changes in the national and local economies, including the ongoing disruption to financial market and other economic activity caused by the COVID-19 pandemic; and other factors, including those expressed as risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise. Investors are cautioned not to place undue reliance on any forward-looking statements contained herein.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr.	Charles Christmas
President & CEO	Executive Vice President & CFO
616-726-1502	616-726-1202
rkaminski@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation

Second Quarter 2021 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	JUNE 30,	DECEMBER 31,	JUNE 30,
	2021	2020	2020
ASSETS
Cash and due from banks	$75,893,000	$62,832,000	$84,516,000
Interest-earning deposits	683,638,000	563,174,000	386,711,000
Total cash and cash equivalents	759,531,000	626,006,000	471,227,000

Securities available for sale	506,125,000	387,347,000	307,661,000
Federal Home Loan Bank stock	18,002,000	18,002,000	18,002,000

Loans	3,248,841,000	3,193,470,000	3,291,919,000
Allowance for loan losses	(35,913,000)	(37,967,000)	(32,246,000)
Loans, net	3,212,928,000	3,155,503,000	3,259,673,000

Premises and equipment, net	58,250,000	58,959,000	59,155,000
Bank owned life insurance	72,679,000	72,131,000	70,900,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible, net	1,827,000	2,436,000	3,072,000
Mortgage loans held for sale	27,720,000	22,888,000	41,137,000
Other assets	50,879,000	44,599,000	34,079,000

Total assets	$4,757,414,000	$4,437,344,000	$4,314,379,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,620,829,000	$1,433,403,000	$1,445,620,000
Interest-bearing	2,050,442,000	1,978,150,000	1,816,660,000
Total deposits	3,671,271,000	3,411,553,000	3,262,280,000

Securities sold under agreements to repurchase	169,737,000	118,365,000	167,527,000
Federal Home Loan Bank advances	394,000,000	394,000,000	394,000,000
Subordinated debentures	47,904,000	47,563,000	47,222,000
Accrued interest and other liabilities	22,614,000	24,309,000	18,129,000
Total liabilities	4,305,526,000	3,995,790,000	3,889,158,000

SHAREHOLDERS' EQUITY
Common stock	293,232,000	302,029,000	300,897,000
Retained earnings	157,150,000	134,039,000	118,239,000
Accumulated other comprehensive income/(loss)	1,506,000	5,486,000	6,085,000
Total shareholders' equity	451,888,000	441,554,000	425,221,000

Total liabilities and shareholders' equity	$4,757,414,000	$4,437,344,000	$4,314,379,000

Mercantile Bank Corporation

Second Quarter 2021 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED REPORTS OF INCOME

(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED	SIX MONTHS ENDED	SIX MONTHS ENDED
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
INTEREST INCOME
Loans, including fees	$33,789,000	$34,322,000	$66,774,000	$67,764,000
Investment securities	1,802,000	2,749,000	3,434,000	6,766,000
Other interest-earning assets	183,000	93,000	351,000	568,000
Total interest income	35,774,000	37,164,000	70,559,000	75,098,000

INTEREST EXPENSE
Deposits	2,346,000	3,700,000	5,063,000	8,342,000
Short-term borrowings	40,000	55,000	76,000	94,000
Federal Home Loan Bank advances	2,050,000	2,214,000	4,077,000	4,427,000
Other borrowed money	467,000	624,000	939,000	1,348,000
Total interest expense	4,903,000	6,593,000	10,155,000	14,211,000

Net interest income	30,871,000	30,571,000	60,404,000	60,887,000

Provision for loan losses	(3,100,000)	7,600,000	(2,800,000)	8,350,000

Net interest income after provision for loan losses	33,971,000	22,971,000	63,204,000	52,537,000

NONINTEREST INCOME
Service charges on accounts	1,209,000	1,045,000	2,363,000	2,267,000
Mortgage banking income	7,695,000	7,640,000	16,495,000	10,267,000
Credit and debit card income	1,920,000	1,374,000	3,598,000	2,735,000
Interest rate swap income	1,495,000	0	2,148,000	0
Payroll services	405,000	370,000	962,000	947,000
Earnings on bank owned life insurance	297,000	307,000	574,000	643,000
Gain on sale of branch	1,058,000	0	1,058,000	0
Other income	477,000	248,000	821,000	675,000
Total noninterest income	14,556,000	10,984,000	28,019,000	17,534,000

NONINTEREST EXPENSE
Salaries and benefits	16,194,000	14,126,000	31,279,000	27,654,000
Occupancy	1,977,000	1,862,000	3,991,000	3,921,000
Furniture and equipment	902,000	851,000	1,791,000	1,629,000
Data processing costs	2,775,000	2,633,000	5,392,000	5,117,000
Other expense	4,344,000	3,744,000	8,856,000	7,835,000
Total noninterest expense	26,192,000	23,216,000	51,309,000	46,156,000

Income before federal income tax expense	22,335,000	10,739,000	39,914,000	23,915,000

Federal income tax expense	4,244,000	2,041,000	7,583,000	4,545,000

Net Income	$18,091,000	$8,698,000	$32,331,000	$19,370,000

Basic earnings per share	$1.12	$0.54	$2.00	$1.19
Diluted earnings per share	$1.12	$0.54	$2.00	$1.19

Average basic shares outstanding	16,116,070	16,212,500	16,199,096	16,281,391
Average diluted shares outstanding	16,116,666	16,213,264	16,199,620	16,282,341

Mercantile Bank Corporation

Second Quarter 2021 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2021	2021	2020	2020	2020
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2021	2020
EARNINGS
Net interest income	$30,871	29,533	31,849	29,509	30,571	60,404	60,887
Provision for loan losses	$(3,100)	300	2,500	3,200	7,600	(2,800)	8,350
Noninterest income	$14,556	13,463	14,333	13,307	10,984	28,019	17,534
Noninterest expense	$26,192	25,117	25,941	26,423	23,216	51,309	46,156
Net income before federal income tax expense	$22,335	17,579	17,741	13,193	10,739	39,914	23,915
Net income	$18,091	14,239	14,082	10,686	8,698	32,331	19,370
Basic earnings per share	$1.12	0.87	0.87	0.66	0.54	2.00	1.19
Diluted earnings per share	$1.12	0.87	0.87	0.66	0.54	2.00	1.19
Average basic shares outstanding	16,116,070	16,283,044	16,279,052	16,233,196	16,212,500	16,199,096	16,281,391
Average diluted shares outstanding	16,116,666	16,283,490	16,279,243	16,233,666	16,213,264	16,199,620	16,282,341

PERFORMANCE RATIOS
Return on average assets	1.53%	1.26%	1.25%	0.98%	0.85%	1.40%	1.01%
Return on average equity	16.27%	13.02%	12.75%	9.86%	8.26%	14.66%	9.23%
Net interest margin (fully tax-equivalent)	2.76%	2.77%	3.00%	2.86%	3.17%	2.76%	3.38%
Efficiency ratio	57.66%	58.42%	56.17%	61.71%	55.87%	58.03%	58.86%
Full-time equivalent employees	634	621	621	618	637	634	637

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	3.99%	4.03%	4.34%	4.03%	4.18%	4.01%	4.42%
Yield on securities	1.54%	1.61%	1.69%	2.26%	3.37%	1.57%	4.06%
Yield on other interest-earning assets	0.12%	0.11%	0.12%	0.12%	0.15%	0.12%	0.55%
Yield on total earning assets	3.20%	3.26%	3.55%	3.45%	3.85%	3.23%	4.17%
Yield on total assets	3.02%	3.09%	3.35%	3.25%	3.62%	3.05%	3.91%
Cost of deposits	0.25%	0.31%	0.37%	0.41%	0.48%	0.28%	0.58%
Cost of borrowed funds	1.73%	1.78%	1.75%	1.78%	1.91%	1.75%	2.09%
Cost of interest-bearing liabilities	0.74%	0.82%	0.91%	0.99%	1.11%	0.78%	1.23%
Cost of funds (total earning assets)	0.44%	0.49%	0.55%	0.59%	0.68%	0.46%	0.79%
Cost of funds (total assets)	0.41%	0.47%	0.51%	0.56%	0.64%	0.44%	0.74%

PURCHASE ACCOUNTING ADJUSTMENTS
Loan portfolio - increase interest income	$54	51	158	332	169	105	454
Trust preferred - increase interest expense	$171	171	171	171	171	342	342
Core deposit intangible - increase overhead	$291	318	318	318	371	609	768

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$237,299	245,200	218,904	237,195	275,486	482,499	408,345
Purchase mortgage loans originated	$144,476	81,529	99,490	93,068	58,015	226,005	104,553
Refinance mortgage loans originated	$92,823	163,671	119,414	144,127	217,471	256,494	303,792
Total saleable mortgage loans	$140,497	195,655	159,942	191,318	225,665	336,152	320,992
Income on sale of mortgage loans	$7,690	9,182	9,476	10,199	7,760	16,872	9,846

CAPITAL
Tangible equity to tangible assets	8.51%	8.36%	8.89%	8.69%	8.74%	8.51%	8.74%
Tier 1 leverage capital ratio	9.47%	9.67%	9.77%	9.80%	10.21%	9.47%	10.21%
Common equity risk-based capital ratio	10.87%	11.11%	11.34%	11.37%	11.34%	10.87%	11.34%
Tier 1 risk-based capital ratio	12.11%	12.41%	12.68%	12.74%	12.74%	12.11%	12.74%
Total risk-based capital ratio	13.09%	13.51%	13.80%	13.82%	13.73%	13.09%	13.73%
Tier 1 capital	$445,410	437,567	430,146	420,225	412,526	445,410	412,526
Tier 1 plus tier 2 capital	$481,324	476,462	468,113	455,797	444,772	481,324	444,772
Total risk-weighted assets	$3,677,180	3,526,161	3,391,563	3,298,047	3,238,444	3,677,180	3,238,444
Book value per common share	$28.23	27.21	27.04	26.59	26.20	28.23	26.20
Tangible book value per common share	$25.03	24.02	23.86	23.37	22.96	25.03	22.96
Cash dividend per common share	$0.29	0.29	0.28	0.28	0.28	0.58	0.56

ASSET QUALITY
Gross loan charge-offs	$68	53	340	124	335	121	375
Recoveries	$386	481	234	250	153	867	382
Net loan charge-offs (recoveries)	$(318)	(428)	106	(126)	182	(746)	(7)
Net loan charge-offs to average loans	(0.04%)	(0.05%)	0.01%	(0.02%)	0.02%	(0.05%)	< (0.01%)
Allowance for loan losses	$35,913	38,695	37,967	35,572	32,246	35,913	32,246
Allowance to loans	1.11%	1.15%	1.19%	1.07%	0.98%	1.11%	0.98%

Allowance to loans excluding PPP loans	1.20%	1.33%	1.33%	1.27%	1.16%	1.20%	1.16%
Nonperforming loans	$2,746	2,793	3,384	4,141	3,212	2,746	3,212
Other real estate/repossessed assets	$404	374	701	512	198	404	198
Nonperforming loans to total loans	0.08%	0.08%	0.11%	0.12%	0.10%	0.08%	0.10%
Nonperforming assets to total assets	0.07%	0.07%	0.09%	0.11%	0.08%	0.07%	0.08%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$34	34	35	36	36	34	36
Construction	$0	0	0	198	198	0	198
Owner occupied / rental	$2,137	2,305	2,607	2,597	2,750	2,137	2,750
Commercial real estate:
Land development	$0	0	0	0	0	0	0
Construction	$0	0	0	0	0	0	0
Owner occupied	$363	646	1,232	1,576	275	363	275
Non-owner occupied	$0	0	22	23	25	0	25
Non-real estate:
Commercial assets	$606	169	172	198	98	606	98
Consumer assets	$10	13	17	25	28	10	28
Total nonperforming assets	3,150	3,167	4,085	4,653	3,410	3,150	3,410

NONPERFORMING ASSETS - RECON
Beginning balance	$3,167	4,085	4,653	3,410	3,740	4,085	2,736
Additions	$522	116	972	1,615	220	638	1,533
Return to performing status	$0	(115)	0	(72)	(26)	(115)	(33)
Principal payments	$(484)	(559)	(1,064)	(249)	(278)	(1,043)	(388)
Sale proceeds	$0	(77)	(245)	0	(49)	(77)	(241)
Loan charge-offs	$(55)	(33)	(231)	(51)	(173)	(88)	(173)
Valuation write-downs	$0	(250)	0	0	(24)	(250)	(24)
Ending balance	$3,150	3,167	4,085	4,653	3,410	3,150	3,410

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$1,103,807	1,284,507	1,145,423	1,321,419	1,307,456	1,103,807	1,307,456
Land development & construction	$43,111	58,738	55,055	50,941	52,984	43,111	52,984
Owner occupied comm'l R/E	$550,504	544,342	529,953	549,364	567,621	550,504	567,621
Non-owner occupied comm'l R/E	$950,993	932,334	917,436	878,897	841,145	950,993	841,145
Multi-family & residential rental	$161,894	147,294	146,095	137,740	132,047	161,894	132,047
Total commercial	$2,810,309	2,967,215	2,793,962	2,938,361	2,901,253	2,810,309	2,901,253
Retail:
1-4 family mortgages	$380,292	337,844	337,888	322,118	325,923	380,292	325,923
Home equity & other consumer	$58,240	59,311	61,620	63,723	64,743	58,240	64,743
Total retail	$438,532	397,155	399,508	385,841	390,666	438,532	390,666
Total loans	$3,248,841	3,364,370	3,193,470	3,324,202	3,291,919	3,248,841	3,291,919

END OF PERIOD BALANCES
Loans	$3,248,841	3,364,370	3,193,470	3,324,202	3,291,919	3,248,841	3,291,919
Securities	$524,127	452,259	405,349	330,426	325,663	524,127	325,663
Other interest-earning assets	$683,638	596,855	563,174	495,308	386,711	683,638	386,711
Total earning assets (before allowance)	$4,456,606	4,413,484	4,161,993	4,149,936	4,004,293	4,456,606	4,004,293
Total assets	$4,757,414	4,713,023	4,437,344	4,420,610	4,314,379	4,757,414	4,314,379
Noninterest-bearing deposits	$1,620,829	1,605,471	1,433,403	1,449,879	1,445,620	1,620,829	1,445,620
Interest-bearing deposits	$2,050,442	2,039,491	1,978,150	1,922,155	1,816,660	2,050,442	1,816,660
Total deposits	$3,671,271	3,644,962	3,411,553	3,372,034	3,262,280	3,671,271	3,262,280
Total borrowed funds	$613,205	584,672	562,360	600,892	611,298	613,205	611,298
Total interest-bearing liabilities	$2,663,647	2,624,163	2,540,510	2,523,047	2,427,958	2,663,647	2,427,958
Shareholders' equity	$451,888	441,243	441,554	431,900	425,221	451,888	425,221

AVERAGE BALANCES
Loans	$3,365,686	3,318,281	3,268,866	3,292,025	3,254,985	3,324,006	3,052,441
Securities	$483,805	419,514	365,631	327,668	333,843	451,837	339,374
Other interest-earning assets	$619,358	591,617	559,593	457,598	251,833	605,564	202,735
Total earning assets (before allowance)	$4,468,849	4,329,412	4,194,090	4,077,291	3,840,661	4,381,407	3,594,550
Total assets	$4,752,858	4,578,887	4,459,370	4,346,624	4,119,573	4,666,372	3,861,179
Noninterest-bearing deposits	$1,619,976	1,510,334	1,478,616	1,454,887	1,304,986	1,565,458	1,114,406
Interest-bearing deposits	$2,074,759	2,026,896	1,936,069	1,863,302	1,767,985	2,050,959	1,746,008
Total deposits	$3,694,735	3,537,230	3,414,685	3,318,189	3,072,971	3,616,417	2,860,414
Total borrowed funds	$594,199	576,645	588,100	583,994	607,074	585,471	562,518
Total interest-bearing liabilities	$2,668,958	2,603,541	2,524,169	2,447,296	2,375,059	2,636,430	2,308,526
Shareholders' equity	$445,930	443,548	438,171	429,865	422,230	444,761	420,921